UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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UNIQUE FABRICATING, INC.
(Name of registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, MI 48326
(248)-853-2333

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 8, 2017

To the Stockholders of Unique Fabricating, Inc.:

The Annual Meeting of Stockholders of Unique Fabricating, Inc, (the “Company,”) will be held at Company headquarters, located at 800 Standard Parkway, Auburn Hills, MI 48326, on June 8, 2017 at 9:00 a.m., local time, for the following purposes:

(1) To elect two members of the Board of Directors. The Board intends to present for election the following two directors nominees as Class II directors: Paul Frascoia and Donn Viola; and

(2) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017.

Any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will also be acted upon.

If you were a stockholder of record on April 10, 2017, you will be entitled to vote on the above matters. A list of stockholders as of the record date will be available for stockholder inspection at the headquarters of the Company, 800 Standard Parkway, Auburn Hills, MI 48326, during ordinary business hours, from April 20, 2017 to the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting To Be Held on June 8, 2017. The proxy materials and the 2016 Annual Report to stockholders are available on the internet at www.proxydocs.com/UFAB

At the Annual Meeting, you will have an opportunity to ask questions about the Company and its operations. It is important that your shares be represented. Whether or not you plan to attend the Annual Meeting, please vote using the procedures described on the notice of internet availability of proxy materials or on the proxy card. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to speaking with you at the Annual Meeting on June 8, 2017.

Sincerely,

Thomas Tekiele
Chief Financial Officer (Principal Financial and Accounting Officer; Secretary)

Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, MI 48326

PROXY STATEMENT

THE MEETING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Unique Fabricating, Inc., a Delaware corporation (the “Company” or “Unique”), for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Unique's headquarters, located at 800 Standard Parkway, Auburn Hills, MI 48326, on June 8, 2017 at 9:00 a.m., local time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 20, 2017. An Annual Report for the year ended January 1, 2017 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and of our Annual Report to stockholders for the year ended January 1, 2017 are available at www.proxydocs.com/UFAB.

GENERAL INFORMATION

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 10, 2017, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 10, 2017, we had 9,754,609 shares of common stock outstanding and entitled to vote. Holders of the Company's common stock are entitled to one vote for each share held as of the April 10 record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. “Abstentions” and “broker non-votes” will be counted in determining whether there is a quorum. An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. A broker non-vote represents votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Proposal No.1 — Election of Directors, directors will be elected by the affirmative vote of a majority of the shares of common stock cast at the Annual Meeting. Withheld votes and broker non-votes will have no effect on Proposal No 1.

Proposal No.2 — Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting. Withheld votes and broker non-votes will have no effect on Proposal No 2.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee) you may vote (1) in person at the Annual Meeting by voting in person at the Annual Meeting or (2) by completing, dating, and signing the accompanying proxy card and returning it in the enclosed envelope, or (3) by telephone, at 866-243-5324, or electronically through the Internet at www.proxypush.com/UFAB by following the instructions included on your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet at www.proxyvote.com in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. Under NYSE MKT rules, brokers holding shares of record for customers generally are not entitled to vote on specified matters unless they receive voting instructions from their customers. A broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as broker non-votes.
In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation
The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. We have engaged RR Donnelley to assist with the preparation and distribution of the proxy solicitation materials for the Annual Meeting and to act as vote tabulator. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. The Company will also request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies
Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. (ET) on June 7, 2017, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. In order for a beneficial owner to change any previously provided voting instructions, the beneficial owner must contact their bank, broker or other nominee directly.

Delivery of Proxy Materials
Beginning on or about April 20, 2017, we mailed or e-mailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials and Annual Report over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials and Annual Report, you may request such materials by telephone at 866-648-8133 or over the Internet at www.investorelections.com/UFAB if you are a registered owner and at www.proxyvote.com if you are a beneficial owner.

Inspector of Election
A representative from Mediant Communications LLC will serve as the inspector of election for the Annual Meeting.

Stockholder Proposals
Notice of any proposal that a stockholder intends to present at the 2018 Annual Meeting of Stockholders, as well as any director nominations, must be delivered to the principal executive offices of the Company not earlier than the close of business on February 9, 2018 nor later than the close of business on March 10, 2018 (assuming the Company does not change the date of the 2018 Annual Meeting of Stockholders by more than 30 days before or after the anniversary of the 2017 Annual Meeting).  The notice must be submitted by a stockholder of record and must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2018 Annual Meeting of Stockholders. A copy of the Company's bylaws is available on the Company's corporate website at www.uniquefab.com. Our website is not part of this proxy statement.

Explanatory Note
We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies.

We may take advantage of these exemptions until we are no longer an emerging growth company. Under the JOBS Act, we may be able to maintain emerging growth company status for up to five years from out initial public offering, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our second quarter during any fiscal year before the end of such five-year period or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31. Additionally, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately.

MANAGEMENT
Board of Directors

Our directors and their respective ages as of the date of this proxy statement are as follows:

Name	Age	Position with the Company	Class	Term Expiration
John Weinhardt	66	Chief Executive Officer, President and Director	III	2018
Richard L. Baum, Jr.	57	Chairman of the Board	III	2018
Paul Frascoia	48	Director	II	2017
William Cooke	56	Director	I	2019
Donn Viola	72	Director	II	2017
Kimberly Korth	62	Director	I	2019
James Illikman	49	Director	III	2018

The following describes the business experience of each of our directors, including other directorships held in companies:

John Weinhardt

John joined the board in 2007 and has served in his current role as President and Chief Executive Officer of Unique since 2009. John also currently sits on the Board of one private portfolio company of Taglich Private Equity. Prior to becoming President and Chief Executive Officer of Unique, John was a Principal in the Operations Group at American Capital, Ltd. from 2007 to 2009. Before joining American Capital, John was the head of manufacturing operations at Rain Bird Corporation from 2005 to 2007. Prior to Rain Bird, he was President, Chief Operating Officer and part owner of Digitron Packaging from 1999 to 2005. John has held senior management positions at AlliedSignal, Danaher Corporation, Prestolite Wire Corporation, Fayette Tubular Products, Inc. and Newcor, Inc. John received his bachelor’s degree in Mechanical Engineering from the Rose-Hulman Institute of Technology and his MBA/MS from Purdue University’s Krannert School of Management.

Richard L. Baum, Jr.

Richard has served on the board as Chairman since our inception in 2013. Richard joined Taglich Private Equity, LLC in 2005 and currently sits on the boards of BG Staffing, Inc. (NYSE MKT: BGSF), and five private portfolio companies of Taglich Private Equity. Prior to joining Taglich Private Equity, Richard led a group that purchased a private equity portfolio from Transamerica. From 1998 to 2003, Richard was a Managing Director in the small business merger and acquisition practices of Wachovia Securities and its predecessor, First Union Securities. From 1988 through 1998, Richard was a Principal with the Mid-Atlantic Companies, Ltd., a financial services firm focused on succession planning for high net worth business owners and their families (First Union purchased Mid-Atlantic in 1998). Richard received a Bachelor of Science Degree from Drexel University and an MBA from the Wharton School of the University of Pennsylvania.

Paul Frascoia

Paul has been the President and Chief Executive Officer of the Critical Process Systems Group, or CPS, and its predecessors since 2007. CPS is a group of manufacturing and design companies providing innovative industrial product solutions to an array of industries including semiconductor, chemical processing, industrial gas, mining, power generation, and life sciences. Prior to the establishment of CPS, Mr. Frascoia was the President of Fab-Tech, Inc. from 2005 to 2007 and Chief Financial Officer from 2001 to 2005. Prior to joining Fab-Tech he was Corporate Controller and Treasurer with Burton Snowboards, helping the company manage dramatic growth in core and affiliate brands. Before working for Burton, he was Corporate Controller of the Turtle Fur Company, the leading global winter sports accessory company. Mr. Frascoia received a Bachelor of Science degree in Business Administration from the University of Vermont in 1990. He holds an inactive CPA license.

William Cooke

William joined Taglich Brothers, Inc., a New York-based full brokerage firm that specializes in private equity placements for small public companies, in 2012 and participates in sourcing, evaluating, and executing new investments as well as monitoring existing investments. Prior to joining Taglich Brothers, he was a Managing Director of Glenwood Capital LLC from 2010 to 2012, where he advised middle-market clients on capital raising and mergers and acquisitions. From 2001 to

2009, William sourced, evaluated and executed mezzanine transactions for The Gladstone Companies and BHC Interim Funding II, L.P. Before entering the private equity industry, William served as a securities analyst primarily covering the automotive and industrial sectors for ABN AMRO Incorporated and McDonald & Company Securities, Inc. William received his BA degree from Michigan State University and MBA degree from the University of Michigan. He is a Chartered Financial Analyst and a member of the board of directors of APR, LLC.

Donn J. Viola

Donn serves as a director of REV Group, Inc. (NYSE MKT: REVG), a manufacturer of fire apparatus, ambulances, recreational vehicles, buses and terminal equipment. Donn previously was a director of Manac, Inc., a North American manufacturer of custom semitrailers until its sale in September 2015. Donn previously was a director of Williams Controls (NYSE MKT: WMCO) until its sale in December 2012. In addition, Donn is the Chairman of the Navistar Retiree Supplemental Benefit Plan. Donn served as Chief Operating Officer of Donnelly Corporation, an automotive parts supplier, from 1996 until his retirement in 2002. From 1990 to 1996, he held positions as Senior Executive Vice President and Chief Operating Officer with Mack Trucks, a heavy truck manufacturer. Before Mack Trucks, Donn worked as the Executive Vice President of the Cars and Concepts Division of Masco Industries. Prior to Masco, Donn was a Vice President of Manufacturing Operations for Volkswagen of America and a General Superintendent of Production for General Motors Corporation. Donn has a Bachelor of Science in Mechanical Engineering from Lehigh University and completed the Stanford University Executive Program.

Kim Korth

Since December 2012, Kim has been President and Chief Executive Officer of TECHNIPLAS Group, a privately held group of specialized plastics companies that primarily serve the automotive, commerical vehicle, and infrastructure industries. TECHNIPLAS Group is headquartered in Nashotah, Wisconsin and has four platform companies, Dickten Masch Plastics, based in Wisconsin, Nyloncraft based in Indiana, WEIDPLAS based in Kusnacht, Switzerland, and Vallotech based in Valorbe, Switzerland. Prior to joining the TECHNIPLAS Group, Kim was President and Chief Executive Officer of Supreme Coporation (NYSEMKT: STS), a producer of specialty vehicles based in Goshen, Indiana, from 2011 to 2012. Kim was also the founder and owner of IRN Inc., an international automotive consulting firm that she started in 1983. Kim holds a B.A. degree from Western Michigan University and an M.I.M. from the American Graduate School of International Management (Thunderbird). She is currently a member of the board of Stoneridge Inc. (NYSE:SRI). She is also a member of the Original Equipment Suppliers Association (OESA).

James Illikman

James joined Peninsula Capital Partners, LLC, a mezzanine and equity capital fund manager, in 2003 and became a partner in 2005. James has over twenty years of experience in private equity, mergers and acquisitions, corporate finance and operations management. Prior to joining Peninsula Capital Partners, James was with Talon Equity Partners, LLC, a middle-market buyout firm, where he was responsible for investment origination and portfolio management. Before Talon Equity Partners, he held positions with Freudenberg-NOK General Partnership, United Technologies Corporation and the predecessor entity to Delphi Corporation. At these firms, James served in various corporate finance roles. James has also served as interim President and Chief Financial Officer of companies within his portfolio management responsibility. James earned both a Bachelor and Master’s in Business Administration degrees from the University of Michigan. He is a member of the CFA Institute.

When considering whether the directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our board to satisfy its oversight responsibilities effectively, the board focuses on the diversity of skills, business and professional business experience reflected in the descriptions above. In particular:

•
With respect to Mr. Weinhardt, the board considered his knowledge of our operations as our Chief Executive Officer and President, his wealth of industry experience related to our business and his experience as the principal executive officer and director of a publicly held corporation.

•
With respect to Mr. Baum, the board considered his perspective and experience with our ongoing strategy and operations that he has obtained through his service to the Company and his ability to evaluate and assist with potential acquisitions and financing opportunities.

•	With respect to Mr. Frascoia, the board considered his extensive managerial and financial expertise.

•	With respect to Mr. Cooke, the board considered his valuable financial expertise, his experience in evaluating transactions, and his prior experience analyzing the automotive industry.

•
With respect to Mr. Viola, the board considered his extensive industry experience, including as chief operating officer of automotive parts suppliers and heavy truck manufacturers, and his experience, as a director of a publicly-held corporation, with management, compensation, finance and accounting issues.

•
With respect to Ms. Korth, the board considered her extensive experience in corporate governance issues as a director of a publicly-held corporation, and in organizational design, and development of strategies for growth and improved performance for automotive suppliers, as well as her insight into industry trends and expectations and recognition as a thought leader in the automotive industry.

•	With respect to Mr. Illikman, the board considered his valuable experience in mergers and acquisitions, corporate finance and operations management.

Each officer is appointed by and serves at the pleasure of the board subject to the terms of their respective employment agreements.

Non-Employee Director Compensation

Our non-employee directors received cash and equity compensation for their service on our board of directors and committees of our board of directors during 2016. The following table provides information regarding total compensation that was granted to our non-employee directors during the year ended January 1, 2017.

Director Name	Board Fees	Equity Compensation	Total
Richard L. Baum, Jr.(1)	$50,000	$—	$50,000
Paul Frascoia	$25,000	$—	$25,000
William Cooke(1)	$25,000	$—	$25,000
Donn J. Viola	$25,000	$—	$25,000
Kim Korth	$25,000	$—	$25,000
James Illikman(2)	$25,000	$—	$25,000

(1)
Taglich Private Equity provides services to the Company pursuant to a Management Services Agreement. These services have included the board services of board members whom Taglich Private Equity designated under a stockholders agreement which terminated upon closing of our IPO. Historically, such board members, Richard L. Baum, Jr. and William Cooke, did not receive compensation from the Company for their board service. However, beginning with the completion of the IPO in July 2015, director fees were paid directly to any director who was a related person of Taglich Private Equity or Taglich Brothers, and, by agreement with Taglich Private Equity amending the Management Services Agreement, the annual consulting fee paid by the Company to Taglich Private Equity under the Management Services Agreement was reduced by the amount of director fees so paid and by any equity awards received as compensation for serving on the board.

(2)	The representative appointed by Peninsula who began receiving compensation after the completion of the IPO in July 2015.

Each member of our board of directors is also entitled to reasonable reimbursement for reasonable travel and other expenses in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.

Board Structure, Director Independence, and Corporate Governance

Our business and affairs are managed under the direction of our board of directors. The composition of our board of directors prior to our IPO was governed by the terms of the Stockholders Agreement among the Company and the stockholders named herein, dated March 18, 2013, or the Stockholders Agreement, pursuant to which the Taglich founding investors, as defined, designated Richard L. Baum, Jr., William M. Cooke, Paul Frascoia and Donn Viola as directors. Pursuant to the Stockholders Agreement, Peninsula designated James Illikman and Kim Korth as directors. The Stockholders Agreement terminated upon the completion of the offering, except for certain registration rights. However, pursuant to a director nomination agreement which was effective upon the completion of our IPO, Peninsula has the right to nominate one director until such time as its beneficial ownership of our common stock is less than 5% of our total outstanding shares of common stock. Currently on the date of this proxy filing, Peninsula beneficially owns 14.56% of our shares of common stock.

In accordance with our amended and restated certificate of incorporation, immediately upon the closing of our IPO, our board of directors was divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. At the closing of the IPO, our directors were divided among the three classes as follows:

•	The Class I directors are William Cooke and Kim Korth, and their terms expire at the 2019 annual meeting of stockholders;

•	The Class II directors are Donn Viola and Paul Frascoia, and their terms will expire at this annual meeting of stockholders; and

•	The Class III directors are Richard L. Baum, Jr., John Weinhardt and James Illikman, and their terms will expire at the 2018 annual meeting of stockholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Our board of directors met four times during 2016. Under the Company's corporate governance guidelines, board members are expected to attend all meetings of the board committees on which they serve, and will not be compensated by the Company for meetings they do not attend. Each director serving on the board in 2016 attended all of the meetings and of the committees on which he or she served during the time he or she was on the board in 2016. Our corporate governance guidelines are available on our corporate website at www.uniquefab.com. Our website is not part of this proxy statement. Also, the Company does not have a formal policy concerning attendance by directors at the annual meeting of stockholders.

Director Independence

Under the rules and listing standards of NYSE MKT, or the NYSE Listing Rules, a majority of the members of our board of directors must satisfy the NYSE Listing Rules criteria for “independence.” No director qualifies as independent under the NYSE Listing Rules unless our board of directors affirmatively determines that the director does not have a relationship with us that would impair independence (directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has determined that our directors other than John Weinhardt are independent directors as defined under the NYSE Listing Rules. Mr. Weinhardt is not independent under the NYSE Listing Rules as a result of his position as our President and Chief Executive Officer.

Pursuant to a director nomination agreement, Peninsula has the right to nominate one director until such time as its beneficial ownership of our stock is less than 5% of our outstanding shares of common stock. Peninsula has nominated James Illikman.

Board Committees

The standing committees of our board of directors consist of the Audit Committee and the Compensation Committee. Each of the committees reports to the board of directors as they deem appropriate and as the board of directors may request. The composition, duties and responsibilities of these committees are set forth below. The board of directors does not have a nominating committee. The board of directors has determined that director nominees be recommended by a majority of the board's independent directors. It is the position of the board of directors that it is appropriate for the Company not to have a separate nominating committee because the size, composition, and collective independence of the board of directors enables it adequately to fulfill the functions of a standing committee. The NYSE MKT does not require the Company to have a standing separate nominating committee but does require that nominees be selected either by a nominating committee composed solely of independent directors or by a majority of independent directors.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related party transactions. The Audit Committee met four times during 2016 and all committee members were present at all meetings.

Our Audit Committee consists of Paul Frascoia, Donn Viola, and Kim Korth. We believe that all qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that              Paul Frascoia qualifies as our “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. Our board of directors adopted a written charter for the Audit Committee in connection with our IPO, which is available on our corporate website at www.uniquefab.com. The information on our website is not part of this proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer, and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans. The Compensation Committee met three times during 2016 and all committee members were present at all meetings.

Our Compensation Committee consists of Richard L. Baum, Jr., Donn Viola and James Illikman. Our board of directors adopted a written charter for the Compensation Committee in connection with our IPO, which is available on our corporate website at www.uniquefab.com. The information on our website is not part of this proxy statement.

Risk Oversight

Our board of directors is currently responsible for overseeing our risk management process. The board focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies our implemented by management. The board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our board does not have a standing risk management committee, but rather administers this oversight function directly through our board as a whole, as well as through our standing committees. In particular, our board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps management has taken to monitor and control these exposures and our Compensation Committee assesses and monitors whether our compensation policies and programs have the potential for unnecessary risk taking. Our management is responsible for day-to-day risk management which includes identifying, evaluation, and addressing potential risks at the Company.

Leadership Structure of the Board of Directors

The positions of Chairman of the Board and Chief Executive Officer are presently separated. The Company believes separating these two positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairman of the Board to focus on the board and its role of providing advice to and independent oversight of management. Our board believes that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is a current or former officer or employee of Unique Fabricating, Inc., or its subsidiaries or has had a relationship requiring disclosure by Unique Fabricating, Inc., under applicable federal securities regulations. No executive officer of Unique Fabricating, Inc. served as a director or member of the Compensation Committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons has been involved in any of the following events during the past five years: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our directors, officers and employees and is available on our corporate website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act to the extent required by applicable rules and NYSE MKT requirements.

Communications to the Board of Directors

Stockholders and other interested parties may contact any member of the Board by U.S. mail. Such correspondence should be sent c/o Corporate Secretary, Unique Fabricating, Inc., 800 Standard Parkway, Auburn Hills, MI 48326.

The Corporate Secretary will forward all copies of correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the board.

Executive Officers

Our executive officers, their respective ages, and positions with the Company as of the date of this proxy statement are as follows:

Name	Age	Position with the Company
John Weinhardt	66	Chief Executive Officer, President and Director
Thomas Tekiele	49	Chief Financial Officer

The following describes the business experience of our Chief Financial Officer. Business experience for Mr. Weinhardt, who is both a director and executive officer, can be found above in the section entitled "Board of Directors":

Thomas Tekiele

Tom joined Unique in 2001 as our Chief Financial Officer. Tom has twenty seven years of experience with multi-plant financial management. Prior to joining Unique, Tom was the Corporate Controller for Cardell Corporation, a privately held supplier of metal stamping and plastic injection molding products to the automotive industry. Prior to Cardell Corporation. Tom was an Audit Manager at the public accounting firm of Arthur Andersen. Tom earned a Bachelor’s degree in Accounting from Michigan State University. He holds an inactive CPA license.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires that the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's common stock file with the SEC initial reports of ownership and changes in ownership of the Company's common stock. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to fiscal year 2016, we believe that our executive officers and directors and persons who own more than 10% of our registered equity securities have complied with all applicable filing requirements.

PRINCIPAL STOCKHOLDERS

The table sets forth certain information with respect to the beneficial ownership of our common stock as of April 10, 2017 by:

•	each of our directors and named executive officers;

•	each person who is known to be the beneficial owner of more than 5% of our common stock; and

•	all our directors and executive officers as a group.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power over securities. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of April 10, 2017 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing beneficial ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, where applicable, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

The numbers listed below are based on 9,754,609 shares outstanding of our common stock as of April 10, 2017. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Unique Fabricating, Inc., 800 Standard Parkway, Auburn Hills, Michigan 48326.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Beneficially Owned
Five percent stockholders
The Peninsula Fund V, Limited Partnership 500 Woodward Avenue, Suite 2800 Detroit, Michigan 48226	1,444,632	(1)	14.53
Michael N. Taglich 709 New York Avenue, Suite 209 Huntington, New York 11743	507,110	(2)	5.10
Robert Taglich 709 New York Avenue, Suite 209 Huntington, New York 11743	497,194	(3)	5.00
Directors and named executive officers
John Weinhardt, President and Chief Executive Officer	271,132	(4)	2.73
Thomas Tekiele, Chief Financial Officer	105,658	(5)	1.06
Richard L. Baum, Jr., Chairman	260,994	(6)(7)	2.63
William Cooke, Director	48,142	(7)	*
Donn J. Viola, Director	63,000	(7)	*
Paul Frascoia, Director	12,150	(7)	*
Kim Korth, Director	3,000	(7)	*
James Illikman, Director	3,000	(7)	*
(all directors and officers as a group (eight) persons)	767,076	(4)(5)(6)(7)	7.72

*	Represents less than one percent

(1)	Peninsula’s President and Chief Investment Officer, Scott A. Reilly, exercises sole voting and dispositive power for the shares beneficially owned by Peninsula.

(2)	Includes 243,000 shares owned jointly by Mr. Taglich and his wife.

(3)	Includes 24,000 shares for which Mr. Taglich is custodian for his children.

(4)
Includes 126,000 shares of common stock subject to currently exercisable options. Does not include an additional (a) 27,000 shares which are subject to options which vest and become exercisable during the next year on the anniversary of the grant, July 1, 2013, and (b) 27,000 shares which are subject to options which vest and become exercisable with respect to 9,000 shares each year during the next three years on the anniversary of the grant date, August 17, 2015.

(5)
Includes 44,000 shares of common stock subject to currently exercisable options. Does not include an additional (a) 9,000 shares which are subject to options which vest and become exercisable during the next year on the anniversary of the grant, July 1, 2013, and (b)12,000 shares which are subject to options which vest and become exercisable with respect to 4,000 shares each year during the next three years on the anniversary of the grant date, August 17, 2015.

(6)	Includes shares owned by an investment partnership controlled by Mr. Baum and shares owned by family trusts.

(7)
Includes 3,000 shares of common stock subject to currently exercisable options for each individual director, other than Mr. Weinhardt (18,000 in total for all directors). Does not include an additional 4,500 shares for each individual director, other than Mr. Weinhardt (27,000 in total for all directors) which are subject to options which vest and become exercisable with respect to 1,500 shares each year for each individual director (9,000 shares each year in total for all directors) during the next four years on the anniversary of the grant date, August 17, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Taglich

Formation. Taglich Private Equity, LLC sourced and sponsored our formation in March 2013 under the name UFI Acquisition, Inc. exclusively for the purpose of effecting the acquisition of all of the outstanding shares of Unique Fabricating, Inc. Unique Fabricating, Inc. subsequently changed its name to Unique Fabricating NA, Inc. and we subsequently changed our name to Unique Fabricating, Inc. Taglich Private Equity, LLC has been sourcing and sponsoring management buyouts of companies since 2000 and often retains Taglich Brothers, Inc. as the equity capital placement agent for these transactions. Richard Baum, the Chairman of our board of directors, is an associate of Taglich Private Equity, LLC. Michael Taglich and Robert Taglich, each of whom is a beneficial owner of 5% or more of our common stock, are principals of Taglich Brothers, Inc., and William Cooke, one of our directors, is employed by Taglich Brothers, Inc.

Management Services Agreement.  In March 2013, we entered into a management services agreement with Taglich Private Equity, LLC. Under this agreement, we are provided advisory and management services in consideration of an annual management fee of $300,000, payable in monthly installments. Effective upon completion of the IPO, the agreement was amended to reduce the annual management fee by an amount equal to the amount, if any, of annual cash retainers and equity awards received as compensation for service on the Company’s board of directors by any director who is a related person (as defined in Rule 5110 of the FINRA Manual) of Taglich Private Equity, LLC or Taglich Brothers, Inc. In accordance with the amendment, the annual management fee has been reduced for 2016 by $75,000, and we paid a total fee of $225,000 during 2016. Pursuant to the terms of the Management Services Agreement, in addition to the annual management fee, the Company will pay Taglich Private Equity, LLC a fee for each acquisition by the Company during the term of the agreement or in the event of the sale of the entire Company calculated as follows: 5% of the first $1 million of value; 4% of the second $1 million of value; 3% of the third $1 million of value; 2% of the fourth $1 million of value, and 1% of the value paid over $4 million. If the Company or any subsidiary pays for investment banking services in connection with any acquisition by the Company or any subsidiary or the sale of the Company, the transaction fee payable to Taglich Private Equity, LLC will be reduced dollar for dollar by any fees paid to a third party investment banker or broker. The services provided to us by Taglich Private Equity, LLC include providing advice and counsel to the directors, executives and personnel of the Company and its subsidiaries through and including: (1) participation in business and strategic planning sessions and reviewing and commenting on business and strategic plans and agreements; (2) identifying and/or communicating with potential strategic partners, as and to the extent requested by the Company and/or its subsidiaries; (3) providing guidance and recommendations and participating in management strategy sessions regarding acquisitions or financings; and (4) participating in the strategy and implementation of the growth activities of the Company and/or its subsidiaries. In addition, Taglich Private Equity, LLC will act as the Company’s and its subsidiaries’ financial advisor in connection with certain transactions including: (1) assisting the Company and/or its subsidiaries in identifying and contacting potential purchasers of the assets or securities of the Company and/or its subsidiaries; (2) advising and assisting the Company and/or its subsidiaries in negotiating the terms and conditions of a transaction; and (3) analyzing the valuation of the Company and/or its subsidiaries or such other entity in connection with a transaction. The agreement expires on March 18, 2018. In April 2016, we purchased Great Lakes Foam Technologies, Inc.. In connection with that acquisition, Taglich Private Equity, LLC, provided acquisition, structuring and negotiating assistance and we paid it a fee of $259,000.

Initial Public Offering. Taglich Brothers, Inc. acted as a Joint Book Running Manager and a co-representative of the underwriters of our IPO.  The underwriters received underwriting discounts and commissions of $0.76 per share (8% of the public offering price per share of $9.50), or an aggregate of $2,053,900, of which Taglich Brothers, Inc. received $975,603. The Company also issued to the underwriters warrants to purchase, in the aggregate, 141,000 shares of our common stock, exercisable at a per share exercise price equal to 125% of the public offering price per share in the offering, commencing one year from the effectiveness of the IPO registration statement until the fifth anniversary of the effectiveness. Taglich Brothers, Inc. received 70,500 of these warrants. The Company also paid certain expenses and disbursements of the underwriters, including up to $140,000 with respect to legal fees and expenses, $5,000 for blue sky fees and disbursements, up to $15,000 for accountable road show expenses and 0.5% of the gross proceeds of the IPO for the underwriters’ non accountable expenses. In total the Company paid $141,684 of these expenses on behalf of or to Taglich Brothers, Inc.. Affiliates of Taglich Brothers, Inc. owned approximately18.6% of our outstanding shares before the IPO. Richard L. Baum, Jr., the Chairman of our board of directors, is an associate of Taglich Private Equity, which sourced and sponsored our formation in March 2013, and William Cooke, a member of our board of directors, is employed by Taglich Brothers, Inc.

Transactions with Peninsula

 In March 2013, in connection with our acquisition of Unique Fabricating, Inc., we issued our 16% senior subordinated note in the aggregate principal amount of $11.5 million to Peninsula that matures on March 18, 2018. Also in connection with such acquisition, we issued Peninsula 1,050,000 shares of our common stock at a price of $3.33 per share. As a condition of its agreement to provide a subordinated note and equity financing, Peninsula required the right to appoint two of our directors and the right to elect to require us to purchase its shares of our common stock for their fair market value on March 18, 2019 or March 18, 2020, at any time within the 15 day period following such dates, or upon a change of control, at the then fair market value. In connection with the subsequent acquisition of Prescotech, we issued an additional $1.5 million aggregate principal amount of the 16% senior subordinated note, to Peninsula and, as described above, an additional 365,400 shares of our common stock at a price of $3.33 per share. We also issued warrants to Peninsula for the purchase of 29,232 shares of our common stock at a price of $3.33 per share. Such warrants were exercised in 2015 for an amount of approximately $97,343.We repaid the 16% senior subordinated note in its entirety, and any in-kind note, with the proceeds from the offering for $13.13 million. Peninsula agreed to terminate its right to require us to repurchase its shares effective upon the closing of our IPO. In consideration for the termination of such right, we entered into a registration rights agreement with Peninsula which provides it with registration rights, including the right to require us to file on one occasion a Form S-1 registration statement, exerciseable beginning 180 days after the date of the IPO, the right to require us to file an unlimited number of registration statements on Form S-3 and the right to require us to file an unlimited number of shelf registrations on Form S-3 for offerings to be made on a continuous basis pursuant to Rule 415 of the Securities Act. Any registration statement on Form S-1 filed on behalf of Peninsula must be with respect to at least 500,000 shares and any registration statement on Form S-3 must be with respect to at least 250,000 shares. We will pay all expenses with respect to such registrations except that Peninsula will pay all underwriting discounts and commissions. We may postpone the filing of any registration statement for up to six months in certain events, including if we determine that such registration or offering could interfere with a business or financing transaction or may require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential. Pursuant to a director nomination agreement, effective upon completion of the IPO. Peninsula has the right to nominate one director until such time as its beneficial ownership of Unique’s common stock is less than 5% of our total outstanding shares of common stock. In addition, under the registration rights agreement, Peninsula has the right to designate an individual to attend board and committee meetings as an observer, if it no longer has the right to nominate a director and as long as Peninsula beneficially owns at least 3% of our outstanding common stock. The observer will not be able to attend any portion of a board or committee meeting during which any transaction or agreement with or for the benefit of Peninsula or any affiliate is being considered. In addition, the board and each committee may require the observer to leave a meeting if the board or committee needs to deliberate independently. Interest charges were recognized in the amounts of $1,514,901 in 2015 related to the subordinated debt financing.

Indemnification Agreements With Our Executive Officers and Directors

We entered into indemnification agreements with each of our directors and executive officers which require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Policies and Procedures for Related Party Transactions

 The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. We adopted a policy regarding transactions between us and related persons. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

EXECUTIVE COMPENSATION

The following describes the material elements of compensation awarded to, earned by, or paid to our named executive officers, our President and Chief Executive Officer, John Weinhardt, and our Chief Financial Officer, Thomas Tekiele. No other individuals served as an executive officer during the year ended January 1, 2017. This section also provides qualitative and quantitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narratives that follow.

Compensation Philosophy and Objectives

The Company's philosophy is to align executive compensation with the interests of our stockholders by basing certain compensation decisions on financial objectives that our board of directors believes are primary determinants of long-term stockholder value. Our executive compensation programs are designed to reinforce a strong pay-for-performance orientation and to serve the following purposes:

•	to reward our executive officers for sustained financial and operating performance;

•	to align their interests with those of our stockholders;

•	to encourage our executive officers to remain with us long-term.

Elements of Compensation

Base Salary

The Company pays its executive officers based on the experience, skills, knowledge and responsibilities required of each officer. The Company believes base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to the Company. Base salaries for our executive officers are determined by our board of directors at its sole discretion, and no executive officer has the right to automatic or scheduled increases in base salary.

Annual Incentive Bonuses

Our executive officers were eligible to receive bonuses during fiscal year 2016 which provided for cash payments based upon achievement of specified performance objectives.

John Weinhardt has an annual bonus target of 75% of his base salary. Thomas Tekiele has an annual bonus target of 40% of his base salary. Bonuses are based on a combination of corporate performance against the Financial Plan approved by the board of directors and performance against certain individual goals and objectives. Bonuses are only paid if at least 75% of Plan results are achieved. Performance between 75% and 100% of Plan results establishes a potential bonus payout of that same percentage of the bonus target. Performance above 100% of Plan results establishes a potential bonus payout based on a bonus target multiplier of 2 for every percent that actual results exceed Plan. For example, achievement of 110% of Plan results establishes a potential bonus payout of 120% of the bonus target. The actual bonus paid is the potential bonus based on corporate performance factored by the individual’s achievement of individual goals and objectives.

Long-Term Equity Compensation

The Company currently has a 2013 Stock Incentive Plan and 2014 Omnibus Performance Award Plan with respect to the grant of equity incentive awards to our executive officers, as the Company believes that equity grants provide our executives with a strong link to our long -term performance, and help align the interests of our executives and our stockholders. Accordingly, our Compensation Committee periodically reviews the equity incentive compensation of our executive officers and from time to time may grant equity incentive awards to them.

Our 2013 Stock Incentive Plan was adopted by our board of directors and approved by our stockholders in March 2013. The plan provides for the granting of stock options to employees, directors, consultants and any person or entity who has the contractual right to appoint a director. Grants of stock options may include incentive stock options and non-statutory stock options. The plan authorizes 495,000 shares of our common stock to be issued under the plan. The currently outstanding options vest 20% on the date of grant and then ratably at 20% per year over the next four years.

As of the date of this proxy statement, we have awarded options to our executive officers for an aggregate 180,000 shares of our common stock at an exercise price of $3.33 per share under the 2013 Stock Incentive Plan.

Our 2014 Omnibus Performance Award Plan was approved by our board of directors and our stockholders in 2014 and became effective on the closing of the IPO. The Plan was amended in 2016 to increase the number of shares for which awards may be made. The 2014 Plan provides for the grant of cash awards, stock options, stock appreciation rights, or SARs, shares of restricted stock and restricted stock units, or RSUs, performance shares and performance units. The 2014 Plan authorizes the grant of awards relating to 450,000 shares of our common stock.

As of the date of this proxy statement, we have awarded options to our executive officers for an aggregate 65,000 shares of our common stock at an exercise price of $12.50 per share under the 2014 Omnibus Performance Award Plan.

Other Compensation and Supplemental Benefits

Our executive officers are also allowed certain other compensation which includes a car allowance for both officers. Our executive officers are also eligible for the following benefits on a similar basis as our other eligible employees:

•	health, dental, and vision insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance

•	accident and critical illness insurance; and

•	short and long-term disability.

Defined Contribution Plan; 401(k)

The Company maintains a defined contribution plan covering certain full time salaried employees including our executive officers. Employees can make elective contributions to the plan. The Company contributes 100 percent of an employee’s contribution up to the first 3 percent of each employee’s total compensation and 50 percent for the next 2 percent of each employee’s total compensation. In addition, the Company, at the discretion of the board of directors, may make additional contributions to the plan on behalf of the plan participants.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for the fiscal years ended January 1, 2017 and January 3, 2016.

Name and Principal Position	Year	Salary	Option Awards (1)	Non-Equity Incentive Plan Compensation		Other Compensation		Total
John Weinhardt President and Chief Executive Officer	2016	$360,000	$—	$256,000	(2)	$24,509	(4)	$640,509
John Weinhardt President and Chief Executive Officer	2015	$360,000	$122,400	$410,000	(3)	$21,904	(4)	$914,304
Thomas Tekiele Chief Financial Officer	2016	$255,208	$—	$99,500	(2)	$20,884	(4)	$375,592
Thomas Tekiele Chief Financial Officer	2015	$243,000	$54,400	$144,830	(3)	$22,343	(4)	$464,573

(1)
The amounts in this column reflect the aggregate grant date fair value of each option award granted during fiscal year 2015. The amounts shown were computed in accordance with FASB ASC Topic 718 and are based on the valuation assumptions in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2016. The amounts reflect the fair value of options that were granted to our executive officers on August 17, 2015 under the 2014 Omnibus Performance Award Plan. No options were granted to our executive officers in fiscal year 2016.

(2)
The amounts reported for fiscal year 2016 reflect the following: (i) bonuses earned under each executive’s employment agreement. In fiscal year 2016, Mr. Weinhardt earned an annual cash bonus in the amount of $256,000 which was paid to him in fiscal year 2017. In fiscal year 2016, Mr. Tekiele earned an annual cash bonus in the amount of $99,500 which was paid to him in fiscal year 2017.

(3)
The amounts reported for fiscal year 2015 reflect the following: (i) bonuses earned under each executive’s employment agreement; and (ii) amounts paid to our executive officers for a bonus related to the successful completion of our IPO in July 2015. In fiscal year 2015, Mr. Weinhardt earned an annual cash bonus in the amount of $260,000 which was also paid to him in fiscal year 2015. Mr. Weinhardt also received a cash bonus in fiscal year 2015 of $150,000 related to the successful completion of the Company's IPO. In fiscal year 2015, Mr. Tekiele earned an annual cash bonus in the amount of $94,830 which was paid to him in fiscal year 2016. Mr. Tekiele also received a cash bonus in fiscal year 2015 of $50,000 related to the successful completion of the Company's IPO.

(4)	Includes 401(k) contribution and car allowance.

Outstanding Equity Awards as of January 1, 2017

The following table sets forth information regarding outstanding stock options held by our named executive officers as of January 1, 2017. Our named executive officers did not hold any restricted stock or other awards as of January 1, 2017.

Name	Grant Date(2)(3)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(1)	Option Expiration Date
John Weinhardt	8/17/2015	18,000	27,000	$12.50	8/17/2025
John Weinhardt	7/1/2013	108,000	27,000	$3.33	7/1/2023
Thomas Tekiele	8/17/2015	8,000	12,000	$12.50	8/17/2025
Thomas Tekiele	7/1/2013	36,000	9,000	$3.33	7/1/2023

(1)	This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.

(2)	20% of the shares subject to the stock option vest over a four-year period on each anniversary of the initial grant, subject to continued service with us through each vesting date.

(3)	Option is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us following a change of control.

Executive Employment Arrangements

John Weinhardt

John Weinhardt has a one year employment agreement that currently expires on March 18, 2018 which renews automatically each year for successive one-year terms, on the same terms and conditions then in effect, unless notice of non-renewal is given by either Mr. Weinhardt or us at least 90 days prior to the end of the applicable term. The agreement provides for an initial base salary of $360,000 per year (subject to annual review and increase as the Company deems appropriate, but not decrease except temporarily in case of severe reduction in the Company’s sales) as well as certain benefits including vacation, health care and the use of a company paid leased car. The agreement provides for an annual bonus, subject to the satisfaction of terms and conditions determined by the board, with a target of 75% of Mr. Weinhardt’s base salary.

Mr. Weinhardt is subject to a non-compete covenant, which provides that during the term of employment and for fifty two weeks following his termination, Mr. Weinhardt may not, directly or indirectly, participate in, engage in or have a financial interest in or management position or other interest in any business that is competitive with the Company’s business. Similarly, during the term of employment and for fifty two weeks following the date of his termination, Mr. Weinhardt may not, directly or indirectly, solicit or otherwise interfere with the Company’s relationship with any employee, customer or supplier of the Company. Mr. Weinhardt is also required to keep confidential during the term of employment and thereafter all confidential and proprietary information concerning the Company and its business.

Thomas Tekiele

Thomas Tekiele has a one year employment agreement that currently expires on March 18, 2018, which renews automatically each year for successive one-year terms, unless notice of non-renewal is given by Mr. Tekiele or us at least 90 days prior to the end of the then applicable term. The agreement provides for compensation in the form of base salary, currently $262,500 per year, and bonus, as well as certain benefits including vacation, health care and the use of a company car. The agreement provides for an annual bonus, subject to the satisfaction of terms and conditions determined by the board, with a target of 40% of Mr. Tekiele’s base salary.

Mr. Tekiele is subject to a non-compete covenant, which provides that during the term of employment and for fifty two weeks following his termination, Mr. Tekiele may not, directly or indirectly, participate in, engage in or have a financial interest in or management position or other interest in any business that is competitive with the Company’s business. Similarly, during the term of employment and for fifty two weeks following the date of his termination, Mr. Tekiele may not, directly or indirectly, solicit or otherwise interfere with the Company’s relationship with any employee, customer or supplier of the Company. Mr. Tekiele is also required to keep confidential during the term of employment and thereafter all confidential and proprietary information concerning the Company and its business.

Post-Employment Compensation

Our employment agreements with our named executive officers described above provide that upon termination of the officer by the Company without cause or if the Company delivers a notice of non-renewal to an executive, the separating named executive officer is entitled to receive payment of the executive’s base salary for fifty two weeks or until such time as the executive accepts employment with another company, whichever period is shorter, and, if the executive elects COBRA coverage, continuation of all benefits during the 12 month period, in accordance with our standard compensation and payroll procedures for active employees participating in such plans. Mr. Weinhardt and Mr. Tekiele also will be entitled to the use of a company paid leased vehicle, fuel and routine maintenance. Receipt of these severance benefits is contingent upon the separation of named executive officer executing and not revoking a general release of claims in favor of the Company and its affiliates and compliance with the executive’s obligations under the employment agreement, including non-complete, non-solicitation and non-disclosure covenants, and under equity holder or other agreements.

Stock Option and Other Compensation Plans

2013 Stock Incentive Plan

Our 2013 Stock Incentive Plan was adopted by our board of directors and approved by our stockholders in March 2013. The plan provides for the granting of stock options to employees, directors, consultants and any person or entity who has the contractual right to appoint a director. Grants of stock options may include incentive stock options and non-statutory stock options. The plan authorizes 495,000 shares of our common stock to be issued under the plan. The plan is administered by our board or a committee, which in the discretion of the board is constituted to comply with the requirements of Rule 16b-3 under the Securities Exchange Act or Section 162(m) under the Internal Revenue Code of 1986.

The plan provides that, on the date of the grant, the exercise price must equal at least 100% of the fair market value or, in the case of any incentive stock options, 110% of the fair market value with respect to optionees who own at least 10% of the total combined voting power of all classes of our stock. The fair market value is the closing sales price for our stock if it is listed on any established stock exchange or national market system or, if the common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, determined by computing the arithmetic mean of our high and low asked prices on a given determination date. No option may have a term in excess of ten years from the date of grant; provided that for any incentive stock option granted to a 10% stockholder, the term may not exceed five years from the date of grant. The consideration, to the extent approved by the plan administrator, may be paid by cash or cash equivalent, with other shares of the Company, subject to certain requirements, or any combination of such consideration.

Awards granted under the plan are generally not transferable by the participant except by will or the laws of descent and distribution, and each award is exercisable, during the lifetime of the participant. Additionally, any shares of our common stock received pursuant to an award granted under the plan, are subject to our buy-back rights in terms set forth in the award agreement.

Options granted under the plan vest as provided at the time of the grant. Upon the occurrence of a change of control, as defined, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless otherwise provided in the award agreement. If the successor does not assume the option or issue an equivalent option, the administrator will provide that (1) all options will become exercisable in full at a specified time prior to the change of control and will terminate upon its consummation of the change of control unless exercised prior thereto or (2) all options will terminate upon consummation of the change of control and each holder will receive a cash payment based upon the difference between the acquisition price per share in the transaction and the exercise price. The currently outstanding options vest 20% on the date of grant and then ratably at 20% per year over the next four years.

The plan may be amended, altered, suspended or terminated by the administrator at any time. We may not alter the rights and obligations under any award granted before amendment of the plan without the consent of the affected participant. Unless terminated sooner, the plan will terminate automatically in March 2023.

2014 Omnibus Performance Award Plan

Unique's 2014 Omnibus Performance Award Plan, or the 2014 Plan, was adopted by our board of directors and approved by the stockholders in 2014, and was effective on the closing of the IPO. The 2014 Plan was amended by approval of the stockholders in 2016 to increase the number of shares subject to the plan. The 2014 Plan, as amended, provides for the grant of cash awards, stock options, stock appreciation rights, or SARs, shares of restricted stock and restricted stock units, or RSUs, performance shares and performance units. The 2014 Plan authorizes the grant of awards relating to 450,000 shares of our common stock. In the event of any transaction that causes a change in our capitalization, the Compensation Committee or such other committee administering the 2014 Plan will make such adjustments to the number of shares of common stock delivered, and the number and/or price of shares of common stock subject to outstanding awards granted under the 2014 Plan, as it deems appropriate and equitable to prevent dilution or enlargement of participants’ rights.

Plan Administration.  The 2014 Plan is administered by the Compensation Committee of our board (which consists exclusively of outside directors), or by such other committee consisting of not less than two non-employee directors appointed by the board. The committee is comprised solely of directors qualified to administer the 2014 Plan pursuant to Rule 16b-3 under the Exchange Act. The composition of the committee satisfies the requirements of Treas. Reg. Section 1.162 27(e)(3) with respect to grants made to certain key executive officers, which is one of the factors necessary to enable the Company to avoid the income tax deduction limitation under Section 162(m) of the Code on annual compensation in excess of $1,000,000.

Eligibility and Participation.  Employees eligible to participate in the 2014 Plan include management and key employees of the Company and its subsidiaries, as determined by the committee, including employees who are members of the board. Directors who are not employees and consultants to the Company also will be able to participate in the 2014 Plan.

Amendment and Termination of the Plan.  In no event may any award under the 2014 Plan be granted on or after the tenth anniversary of the 2014 Plan’s effective date. The board may amend, modify or terminate the 2014 Plan at any time. However, no amendment requiring stockholder approval for the 2014 Plan to continue to comply with Sections 162(m), 409A or 422 of the Code will be effective unless approved by stockholders, and no amendment, termination or modification will materially and adversely affect any outstanding award without the consent of the participant.

Awards Under the Plan

Stock Options.   The committee may grant incentive stock option, or ISOs, non-qualified stock options, or non-ISOs, or a combination of ISOs and non-ISOs. There are certain tax advantages to employees who receive ISOs. However, certain restrictions also apply to such grants. ISOs can be granted only to employees (not to non-employee directors or consultants), and the option exercise price must be at least equal to 100% of the fair market value of a share of common stock on the date the option is granted (110% in the case of an individual who is a 10% owner of the Company). An ISO may not be exercised later than 10 years after the date of grant (five years in the case of 10% owners of the Company). ISOs also may not be exercised later than three months (one year in the case of a termination of employment due to disability) after the option holder’s termination of employment other than due to his or her death. Common stock will be deemed to be acquired under an ISO only with respect to the first $100,000 worth of common stock (valued on the date of grant) first exercisable in any calendar year and the excess number of shares will not be deemed to have been acquired under an ISO.

ISOs may be transferred only by will or under the laws of descent and distribution and, during the participant’s lifetime, will be exercisable only by the participant or his or her legal representative. Each stock option agreement will specify the holder’s (or his or her beneficiary’s) rights in the event of retirement, death or other termination of employment. Except as may be provided in the stock option agreement, if an option holder’s employment is terminated for “cause,” as defined by the 2014 Plan, all options granted to such holder will be forfeited. The option exercise price is payable in cash, in shares of common stock having a fair market value equal to the exercise price, by share withholding or a combination of the foregoing.

SARS.   SARs may be in the form of freestanding SARs, SARs granted together with options, or tandem SARS, or a combination of both. The base value of a freestanding SAR must be equal to the fair market value of a share of common stock on the date of grant. The base value of a tandem SAR must be equal to the exercise price of the related option. Freestanding

SARs may be exercised upon such terms and conditions as are imposed by the committee and set forth under the SAR award agreement. A tandem SAR may be exercised only with respect to the shares of common stock for which its related option is exercisable. Tandem SARs will expire no later than the expiration of the related option and the term of any tandem SAR which is linked to an ISO may not exceed ten years. Tandem SARs may be exercised only when the fair market value of the shares subject to the option exceeds the option exercise price. Furthermore, the number of shares of common stock that may be acquired under the related option will be reduced, one for one, by the number of shares with respect to which the tandem SAR is exercised.

Upon the exercise of an SAR, a participant will receive the difference between the fair market value of a share of common stock on the date of exercise and the base value multiplied by the number of shares with respect to which the SAR is exercised. Payment due upon exercise may be in cash, in shares of common stock having a fair market value equal to such cash amount, or a combination of cash and shares, as determined by the committee.

SARs may only be transferred by will or under the laws of descent and distribution and, during the lifetime of a participant, may be exercised only by the participant or his or her legal representative. Each SAR award agreement will specify the participant’s (and his or her beneficiary’s) rights in the event of death or other termination of employment. Except as may be provided in a grant award made to a particular participant, if a participant voluntarily terminates his employment (other than as a result of disability) without the Company’s consent or without “good reason,” as defined, or if the participant is terminated for “cause” under the 2014 Plan, all SARs will be forfeited.

Restricted Stock.   Restricted stock are shares of common stock transferred to a participant which are subject to forfeiture if certain employment or vesting requirements are not met during the “restriction period.” Restricted stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable restriction period or upon earlier satisfaction of conditions specified by the committee. During the restriction period, holders may exercise full voting rights and will be credited with cash dividends. Dividends credited during the restriction period will be withheld by the Company until the related shares of restricted stock vest and will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. All rights with respect to restricted stock will be available only during a participant’s lifetime, and each restricted stock award agreement will specify the participant’s (and his or her beneficiary’s) rights in the event of death or other termination of employment. Except as may be provided in an award agreement, if a participant’s employment is terminated for any reason prior to the end of the restriction period, all shares of restricted stock granted to such participant will be forfeited.

RSUs.   Each RSU represents an agreement by the Company to deliver to the participant one share of common stock at a predetermined date. RSUs are subject to forfeiture if certain employment requirements or other vesting requirements are not met or if a participant’s employment is terminated for any reason prior to the end of the restriction period, unless otherwise provided in the award agreement. All rights with respect to RSUs will be available only during a participant’s lifetime, and each RSU award agreement will specify the participant’s (and his or her beneficiary’s) rights in the event of death or other termination of employment.

Performance Shares and Performance Units.   Performance shares and units are similar to shares of restricted stock and RSUs except that certain individual, financial or other company-related goals and targets must be met in order for the performance shares and units to become non-forfeitable. The committee will set performance goals which will determine the number and/or value of performance shares or units that will be paid to participants. The committee also may develop, subject to stockholder approval, goals and targets that must be met in order to determine the vesting and/or the amount of performance shares and/or units granted to key executives in order to avoid Section 162(m) limitations. Participants will be entitled to receive payment of the value of performance shares or units earned in cash and/or shares of common stock which have an aggregate fair market value equal to the value of the earned performance shares or units after the end of the applicable performance period. Prior to the beginning of each performance period, participants may elect to defer receipt of payout on such terms as the committee deems appropriate. Participants may be entitled to have dividends declared with respect to performance shares earned in connection with performance share/unit grants earned but not yet distributed held in their performance accounts, subject to the same restrictions as are applicable to dividends earned with respect to restricted stock. The performance shares and units may also be subject to other vesting requirements or other restrictions, such as continued employment for specified periods of time.

Except as may be provided in an award agreement with respect to a particular participant, in the event a participant’s employment is terminated for any reason, all performance shares and units granted to such participant will be forfeited. Performance shares and units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Cash Incentives.   Under the terms of a cash incentive grant, certain individual, financial or other Company-related goals and targets must be met in order for the cash incentives to become non-forfeitable and to determine the amount of the cash incentives to which a participant is entitled. The committee will set performance goals which, depending on the extent to which they are met during the performance periods established by the committee, will determine the value of cash incentives that will be paid to a participant. Participants will receive payment of the cash incentives at the end of the applicable performance periods. Prior to the beginning of each performance period, a participant may elect to defer receipt of payout on such terms as the committee deems appropriate. Except as may be provided in an award agreement with respect to a particular participant, if a participant’s employment is terminated for any reason, all unpaid cash incentives granted to such participant will be forfeited. Rights to cash incentives may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

Limits on Grants.   To avoid the income tax deduction limitation under Section 162(m) of the Code on annual compensation in excess of $1,000,000, there are limits on the maximum number of options and SARS that may be granted, the maximum value of restricted stock, RSUs, performance units and shares that may be distributed and the maximum dollar amount of cash incentives that may be paid to any key executive under the 2014 Plan in any year.

Merger, Consolidation, Sale of Assets or Change in Control of the Company As of the effective date of a merger, consolidation, sale of all or substantially of the assets or the change in control of the Company (and if the merger, consolidation or other transaction agreement does not provide for the continuation of awards or the substitution of new awards), (1) any option or SAR outstanding will become immediately exercisable and (2) any restriction periods and restrictions imposed on restricted stock will be deemed to have expired. Performance shares or units payable after the date of a merger, consolidation or other transaction will be paid in cash as of the date they originally were to be paid unless, subject to the limitations imposed by Code Section 409A, the Company or its successor determines to pay such amounts as of an earlier date. Except as may be provided in a particular award, the number of performance shares and units will be prorated based on the attainment of the applicable performance goals at the target level if, as a result of the merger, consolidation, or other transaction the value of such awards cannot be determined.

Limitations on Liability and Indemnification

Please refer to the “Certain Relationships and Related Party Transactions” section in this proxy statement for for information on executive officer liability and indemnification.

EQUITY COMPENSATION PLAN INFORMATION

The following table includes equity compensation plan information as of January 1, 2017, the Company's last day of 2016 fiscal year end.

Equity Compensation Plan Table

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plan approved by security holders (1)	945,000	$6.76	221,000
Equity compensation plans not approved by security holders	—	$—	—

(1) Includes options approved under the 2013 Stock Incentive Plan and 2014 Omnibus Performance Award Plan that were granted to employees of the Company and the board of directors and were registered on Form S-8 (333-206140) on August 6, 2015. Also includes additional shares under the 2014 Omnibus Performance Award Plan that were registered on Form S-8 (333-212193) on June 23, 2016.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. Deloitte & Touche, LLP, our independent registered public accounting firm for fiscal year 2016, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 1, 2017 (the “Form 10-K”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in the Form 10-K. In addition, the Audit Committee discussed with Deloitte & Touche, LLP those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the "PCAOB"). Additionally, Deloitte & Touche, LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche, LLP's communications with the Audit Committee concerning independence. The Audit Committee also discussed with Deloitte & Touche, LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

Members of Unique Fabricating, Inc.'s Audit Committee
Paul Frascoia (chair)
Donn Viola
Kim Korth

PROPOSALS

This Proxy Statement contains three proposals requiring stockholder action:

•	Proposal No.1 — requests the election of two directors to the board; and

•	Proposal No.2 — requests the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2017; and

Each proposal is discussed in more detail below.

Proposal No.1— Election of Directors

The board of directors has nominated Paul Frascoia and Donn Viola to be elected to the board as directors to serve until the third annual meeting of stockholders after their election and until their respective successors are duly elected and qualified. Both have been members of the board since March 2013.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made for the election of the two nominees. The board of directors has been informed that each nominee is willing to continue as a director. If a director does not receive the required vote for his or her election, then that director will not be elected to the board, and the board may fill the vacancy with a different person, or the board may reduce the number of directors to eliminate the vacancy.

The Board of Directors recommends a vote “FOR” the election of directors Frascoia and Viola.

Proposal No.2— Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm and as the auditors of the Company's consolidated financial statements for fiscal 2017. Deloitte & Touche LLP has served as the Company's independent registered public accounting firm since 2016.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2017. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change will be in the best interests of the Company and its stockholders. Representatives of Deloitte are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Fees for Services Rendered by Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte & Touche LLP for fiscal year 2016 and our former independent registered public accounting firm for the fiscal year 2015, Baker Tilly Virchow Krause, LLP. Baker Tilly Virchow Krause, LLP was also engaged as the Company's independent registered public accounting firm in connection with our IPO, which was filed in July 2015, which included financial statements for fiscal years 2014 and 2013.

	January 1, 2017	January 3, 2016
Audit Fees (1)	$235,000	$518,390
Audit-Related Fees (2)	28,000	216,659
Tax Fees (3)	33,434	25,000
Total	$296,434	$760,049

(1)
Audit Fees: These fees include fees related to the audit of the Company's annual financial statements for 2016 by Deloitte & Touche LLP and 2015 for Baker Tilly Virchow Krause, LLP as described above. Also includes review of the Company's quarterly financial statements for 2016 and 2015. These fees also include services in connection with the Company's filing of its Form S-1 with the SEC and preparation of a comfort letter for the Company's underwriters.

(2)
Audit-Related Fees: These fees include services including, among others, employee benefit plan audits, due diligence services in connection with acquisitions, and audits and reviews performed in connection with acquisitions.

(3)	Tax Fees: These fees include fees incurred in connection with tax planning services and tax related compliance services.

Fees for Services Rendered by Independent Registered Public Accounting Firm

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor and to not engage the independent auditor to perform the non-audit services proscribed by law or regulation. All services provided by the independent registered public accounting firm in fiscal year ended January 1, 2017 were properly pre-approved by the Audit Committee.

Changes in Company's Certifying Accountant

On April 13, 2016, as previously filed by the Company in a Form 8-K on April 15, 2016, the Audit Committee approved the dismissal of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm, effective immediately, and notified them of such dismissal. There were no "disagreements" with Baker Tilly Virchow Krause, LLP and the Company on any matter at the time of dismissal.

Concurrent with the decision to dismiss Baker Tilly Virchow Krause, LLP, the Audit Committee appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm. The Audit Committee considered all relevant factors, including any non-audit services previously provided by Deloitte & Touche LLP to the Company when making this appointment.

The Board of Directors recommends a vote “FOR” Proposal No. 2.

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By the Order of the Board of Directors,

Richard L. Baum
Chairman of the Board

UNIQUE FABRICATING, INC.

ANNUAL MEETING OF UNIQUE FABRICATING, INC.

Date: Thursday, June 8, 2017
Time: 9:00 A.M. (Local Time)
Place: 800 Standard Parkway, Auburn Hills, MI 48326

Please make your marks like this: ☒ **Use dark black pencil or pen only**

The Board of Directors Recommends a Vote **FOR** each of the director nominees listed in proposal 1 and **FOR** proposal 2.

Nominees:
(01) Paul Frascoia
(02) Donn Viola

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the "Vote For All Except" box and write the number(s) in the space provided to the right. ______________________

	For	Against	Abstain
To attend the meeting and vote your shares in person, please mark this box.		☐	

Authorized Signatures - This section must be completed for your Instructions to be executed.

______________________ Please Sign Here ______________________ Please Date Above

______________________ Please Sign Here ______________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate, if applicable. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

UNIQUE FABRICATING, INC.

Annual Meeting of Unique Fabricating, Inc. to be held on Thursday, June 8, 2017 for Holders as of April 10, 2017

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/ufab
- Cast your vote online 24 hours a day/7 days a week.
- Have your Proxy Card/Voting Instructions Form ready.
- View Meeting Documents.

OR

TELEPHONE

Call
866-243-5324
- Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints John Weinhardt and Thomas Tekiele, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Unique Fabricating, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEM 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

All votes must be received by 5:00 P.M., Eastern Time, June 7, 2017.

PROXY TABULATOR FOR

UNIQUE FABRICATING, INC.
c/o MEDIANT COMMUNICATIONS
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 8, 2017 for Unique Fabricating, Inc.

This communication is not a form of voting and presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view the proxy statement, annual report, directions to the annual meeting and voting instructions, go to www.proxydocs.com/ufab. To submit your proxy while visiting this site, you will need the 12 digit control number in the box below.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the Internet. We have chosen to use these procedures for our 2017 Annual Meeting and need YOUR participation.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year's Annual Meeting, please make this request on or before May 26, 2017.

For a Convenient Way to VIEW Proxy Materials – and – VOTE Online go to: www.proxydocs.com/ufab

Proxy Materials Available to View or Receive:
Annual Report and Proxy Statement

Printed materials may be requested by one of the following methods:

INTERNET	TELEPHONE	*E-MAIL
www.investorelections.com/ufab	(866) 648-8133	paper@investorelections.com

You must use the 12 digit control number located in the shaded gray box below.

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

Unique Fabricating, Inc. Notice of Annual Meeting

Meeting Type:	Annual Meeting
For holders as of:	April 10, 2017
Date:	Thursday, June 8, 2017
Time:	9:00 A.M. (Local Time)
Place:	800 Standard Parkway, Auburn Hills, MI 48326

The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposal 2.

   Nominees: (01) Paul Frascoia
   (02) Donn Viola

Note: To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Vote In-Person Instructions: While we encourage stockholders to vote by the means indicated above, a stockholder is entitled to vote in person at the Annual Meeting. If you wish to vote your shares at the Annual Meeting, please register with the Inspector of Elections at the desk marked "Stockholder Registration" at the entrance to receive a ballot. Proper photo ID is required. Ballots should be returned to the Inspector of Elections in order to be counted. Additionally, a stockholder who has submitted a proxy before the meeting, may revoke that proxy in person at the Annual Meeting.